As filed with the Securities and Exchange Commission on November 8, 2024

Registration Statement No. 333-279091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TechPrecision Corporation

(Exact name of registrant as specified in its charter)

Delaware	3440	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Bella Drive

Westminster, MA 01473

(978) 874-0591

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard D. Roomberg

Chief Financial Officer

1 Bella Drive

Westminster, MA 01473

(978) 874-0591

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cecil E. Martin, III

McGuireWoods LLP

500 East Pratt Street, Suite 1000

Baltimore, MD 21202

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2024

Preliminary Prospectus

Up to 986,100 Shares of Common Stock

Warrants to Purchase Up to 666,100 Shares of Common Stock

Up to 666,100 Shares of Common Stock Underlying the Warrants

Up to 19,983 Shares of Common Stock Underlying the Placement Agent Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”) of: (i) 320,000 shares of our common stock, par value $0.0001 per share that were issued pursuant to the termination provision of that certain Stock Purchase Agreement (the “Votaw Agreement”), dated November 22, 2023, between the Company and Doerfer Corporation, an Iowa corporation; (ii) 666,100 shares of our common stock issued to certain investors (the “Purchasers”) in a private placement pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated July 3, 2024, between the Company and the Purchasers; (iii) the warrants (the “Purchaser Warrants”) to purchase up to 666,100 shares of common stock at an exercise price of $3.45 per share issued to the Purchasers pursuant to the Purchase Agreement; (iv) up to 666,100 shares of our common stock issuable upon the exercise of the Purchaser Warrants; and (v) up to 19,983 shares of our common stock issuable upon the exercise of warrants (the “Placement Agent Warrants”, and together with the Purchaser Warrants, the “Warrants”) issued to Wellington Shields & Co. LLC as placement agent (the “Placement Agent”) pursuant to the Placement Agent Agreement (the “Placement Agent Agreement”) dated July 3, 2024 between the Company and the Placement Agent.

We will not receive any proceeds from the sale of shares of common stock or the Warrants by the Selling Securityholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. However, we will receive proceeds from the exercise of the Warrants, if exercised on a cash basis, which proceeds we intend to use for general corporate purposes.

We are registering the resale of the securities described above pursuant to certain registration rights we have granted. Our registration of the resale of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders and any of their permitted transferees may offer, sell or distribute all or a portion of the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities covered by this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

Our common stock is quoted for trading under the symbol “TPCS” on The Nasdaq Capital Market. On November 7, 2024, the closing price of our common stock was $3.50 per share.

There is no established trading market for the Warrants. We do not intend to list the Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Warrants. Without an active trading market, the liquidity of these securities will be limited.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” pursuant to which the Selling Securityholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 6 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

i

We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you or are incorporated by reference. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC incorporated by reference into this prospectus.

References in this prospectus to the “Company,” “we,” “us,” “our” and similar words refer to TechPrecision Corporation and its subsidiaries, unless the context indicates otherwise, while references to “TechPrecision” refer to TechPrecision Corporation and not its subsidiaries.

Our Business

Through our wholly owned subsidiaries, we are a manufacturer of large-scale metal fabricated and machined precision components and equipment. These components are used in a variety of markets, primarily defense and aerospace, and secondarily precision industrial. All our operations and customers are in the United States, or “U.S.”

We work with our customers to manufacture components in accordance with the customers’ drawings and specifications. Our work complies with specific military specifications and standards as well as national and international codes and standards required by our customers. We believe that we have earned our reputation through outstanding technical expertise, attention to detail, and a total commitment to quality and excellence in customer service.

About Us

We are a Delaware corporation organized in February 2005 under the name Lounsberry Holdings II, Inc. On February 24, 2006, we acquired all of the issued and outstanding capital stock of our wholly owned subsidiary Ranor, Inc., or “Ranor.” Ranor, together with its predecessors, has been in continuous operation since 1956. On March 6, 2006, following the acquisition of Ranor, we changed our corporate name to TechPrecision Corporation. From February 24, 2006 until our acquisition of Stadco in August 2021, our primary business was the business of Ranor.

On August 25, 2021, the Company completed its acquisition of Stadco, a company in the business of manufacturing high-precision parts, assemblies and tooling for aerospace, defense, research and commercial customers (the “Stadco Acquisition”). As a result of the Stadco Acquisition, Stadco became our wholly owned indirect subsidiary.

General

The manufacturing operations of our Ranor subsidiary are situated on approximately 65 acres in North Central Massachusetts. Leveraging our 145,000 square foot facilities, Ranor provides a full range of custom solutions to transform material into precision finished welded components and precision finished machined components up to 100 tons: manufacturing engineering, materials management and traceability, high-precision heavy fabrication (in-house fabrication operations include cutting, press and roll forming, welding, heat treating, assembly, blasting and painting), heavy high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including portable CMM, NonDestructive Testing, and final packaging.

All manufacturing at Ranor is performed in accordance with customer requirements. Ranor is an ISO 9001:2015 certificate holder. Ranor is a US defense-centric company with over 95% of its revenue in the defense sector. Ranor is registered and compliant with ITAR.

The manufacturing operations of our Stadco subsidiary are situated in an industrial self-contained multi-building complex comprised of approximately 183,000 square feet under roof in Los Angeles, California. Stadco manufactures large mission-critical components on several high-profile military aircraft, military helicopter, and military space programs. Stadco has been a critical supplier to a blue-chip customer base that includes some of the largest OEMs and prime contractors in the defense and aerospace industries. Stadco also manufactures tooling, molds, fixtures, jigs and dies used in the production of defense-centric aircraft components.

Our Stadco subsidiary, similar to Ranor, provides a full range of custom solutions: manufacturing engineering, materials management and traceability, high-precision fabrication (in-house fabrication operations include waterjet cutting, press forming, welding, and assembly) and high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including both fixed and portable CMM NonDestructive Testing, and final packaging. In addition, Stadco features a large electron beam welding cell, and two NonDestructive Testing work cells, a unique mission-critical technology set.

All manufacturing at Stadco is performed in accordance with customer requirements. Stadco is an AS 9100 D and ISO 9001:2015 certificate holder and a NADCAP NonDestructive Testing certificate holder. Stadco is a US defense-centric company with over 60% of its revenue in the defense sector. Stadco is registered and compliant with ITAR.

Custom Manufacturing

We manufacture a variety of components in accordance with our internal core competencies and external customer needs and requirements. We also provide manufacturing engineering services to assist customers in optimizing their engineering designs for manufacturability. We do not design the components we manufacture; we custom manufacture according to customer “build-to-print” requirements and specifications. Accordingly, we do not distribute the components that we manufacture on the open market, and we do not market any products. We do not own the intellectual property rights to any proprietary marketed product, and we do not manufacture in anticipation of orders. Our custom manufacturing operations do not commence on any project before we receive and accept a customer’s purchase order. We only accept contracts that cover specific components within the capability of our resources.

We primarily target repeating custom programs with relatively mature and stable designs in order to provide long-term solutions for our customers. The multi-unit work is repeat work or a single product with multiple quantity releases. Secondarily, our activities include a variety of both multi-unit and one-off requirements. The one-off work is typically either a prototype or a unique, one-of-a-kind component.

Changes in regulations and market demand for our manufacturing expertise can be significant and sudden, and require us to adapt to the needs of the customers that we serve Understanding this dynamic, we focus on the defense industry in order to reliably pivot with our defense customers to jointly develop the capability to transform our workforce to manufacture components in accordance with our own and our external customers’ changing requirements.

We primarily serve customers in the defense and aerospace; secondarily in the nuclear, and precision industrial sectors. Within these sectors, we have manufactured custom components for US Navy submarines and aircraft carriers, USMC military helicopters, US defense and civilian aerospace programs, and components for nuclear power plants.

Corporate Information

Our executive offices are located at 1 Bella Drive, Westminster, Massachusetts 01473, and our telephone number is (978) 874-0591. Our website is www.techprecision.com. Information on our website, or any other website, is not incorporated by reference in this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders named herein	Up to an aggregate of 1,672,183 shares of our common stock, consisting of: (i) 320,000 shares of our common stock that were issued pursuant to the termination provision of the Votaw Agreement; (ii) 666,100 shares of our common stock issued to the Purchasers in a private placement pursuant to the Purchase Agreement; (iii) up to 666,100 shares of common stock issuable upon the exercise of the Purchaser Warrants; and (iv) up to 19,983 shares of our common stock issuable upon the exercise of the Placement Agent Warrants.

Purchaser Warrants that may be offered and sold from time to time by the Selling Securityholders named herein	Up to 666,100 Purchaser Warrants

Shares of common stock outstanding	9,617,525 shares of common stock as of October 31, 2024.

Use of proceeds	All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive proceeds from the exercise of the Warrants, if exercised on a cash basis, which proceeds we intend to use for general corporate purposes.

Plan of distribution	The Selling Securityholders and any of their permitted transferees may offer, sell or distribute all or a portion of the securities covered by this prospectus in a number of different ways and at varying prices. Our registration of the resale of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. See “Plan of Distribution.”

Market for our common stock	Our common stock is quoted for trading under the symbol “TPCS” on The Nasdaq Capital Market.

Risk factors	Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

The number of shares of common stock to be outstanding after this offering:

•	excludes 214,207 shares reserved for issuance under the 2016 TechPrecision Equity Incentive Plan;

•	excludes 587,500 shares issuable upon the exercise of options to purchase common stock at a weighted average exercise price of $1.65 per share; and

•	excludes 25,000 shares issuable upon the exercise of outstanding warrants to purchase common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	our reliance on individual purchase orders, rather than long-term contracts, to generate revenue;

•	our ability to balance the composition of our revenue and effectively control operating expenses;

•	external factors that may be outside of our control, including health emergencies, like epidemics or pandemics, the conflicts in Eastern Europe and the Middle East, price inflation, interest rate increases, and supply chain inefficiencies;

•	the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity;

•	our ability to receive contract awards through competitive bidding processes;

•	our ability to maintain standards to enable us to manufacture products to exacting specifications;

•	our ability to enter new markets for our services;

•	our reliance on a small number of customers for a significant percentage of our business;

•	competitive pressures in the markets we serve;

•	changes in the availability or cost of raw materials and energy for our production facilities;

•	restrictions in our ability to operate our business due to our outstanding indebtedness;

•	government regulations and requirements;

•	pricing and business development difficulties;

•	changes in government spending on national defense;

•	our ability to make acquisitions and successfully integrate those acquisitions with our business;

•	our failure to maintain effective internal controls over financial reporting;

•	our ability to remediate the material weaknesses in our internal control over financial reporting that have been identified;

•	general industry and market conditions and growth rates;

•	our ability to continue as a going concern; and

•	those risks discussed in “Risk Factors” elsewhere in this prospectus, as well as those described in any other filings which we make with the SEC.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. We have listed in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and the Quarterly Report for the quarterly period ended June 30, 2024 (not necessarily in order of importance or probability of occurrence), the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive proceeds from the exercise of the Warrants, if exercised on a cash basis, which proceeds we intend to use for general corporate purposes.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock in the foreseeable future, and additionally, our credit facility with Berkshire Bank restricts our ability to pay or declare any cash dividends or make other distributions to our stockholders in money or property. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of common stock may be sold by the Selling Securityholders under this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

TechPrecision Corporation has one class of securities registered under Section 12 of the Securities Act of 1934, as amended (the “Securities Act”); our common stock. The following description of our common stock is a summary and is qualified in its entirety by reference to our Certificate of Incorporation (as amended by that certain Certificate of Designation for Series A Convertible Preferred Stock, and as further amended by that certain Certificate of Amendment to Certificate of Designation for Series A Convertible Preferred Stock, the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), which are included as exhibits to the registration statement on Form S-1 of which this prospectus forms a part. We encourage you to read the Certificate of Incorporation and By-Laws as well as the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), for more information.

Authorized Shares

We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of October 31, 2024, we had 9,617,525 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while any preferred stock is outstanding.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our shares of common stock are fully paid and nonassessable. The common stock is not subject to any redemption or sinking fund provisions.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “TPCS.”

Purchaser Warrants

Exercisability

Each of the Purchaser Warrants is exercisable beginning six months after issuance and has a term of exercise equal to five years from the date of issuance. The Purchaser Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Purchaser Warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying Purchaser Warrants) to exercise the Purchaser Warrants without the payment of any cash. Each warrant entitles the holder thereof to purchase one share of common stock.

Exercise Price

The exercise price per share for the Purchaser Warrants is $4.00. The exercise price is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions.

Listing

The Purchaser Warrants will not be listed on a stock exchange.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Purchaser Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Purchaser Warrant.

Governing Law

The Purchaser Warrants are governed by New York law.

Anti-Takeover Effects of Various Provisions of Delaware Law and TechPrecision’s Certificate of Incorporation and By-Laws

Provisions of the DGCL and our Certificate of Incorporation and By-Laws could make it more difficult to acquire TechPrecision by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including those summarized below, may encourage certain types of coercive takeover practices and takeover bids.

Delaware Anti-Takeover Statute. TechPrecision is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by TechPrecision’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by TechPrecision’s stockholders.

Removal. Subject to the rights of any holders of any outstanding series of our preferred stock, stockholders may remove our directors with or without cause. Removal will require the affirmative vote of holders of a majority of our voting stock.

Size of Board and Vacancies. Our By-Laws provide that the number of directors be fixed exclusively by the board of directors. Any vacancies created on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed until the next annual meeting and until his or her successor has been elected and qualified.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our By-Laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of our board of directors.

Undesignated Preferred Stock. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock without additional stockholder approval, which preferred stock could have voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without any action by the Company’s stockholders.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Elimination of Liability of Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions apply to an officer of TechPrecision only if he or she is a director of TechPrecision and is acting in his or her capacity as director, and do not apply to officers of TechPrecision who are not directors.

Indemnification of Directors, Officers and Employees. Our By-Laws require us to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director, officer or employee of TechPrecision or, while a director, officer or employee of TechPrecision, is or was serving at our request in a fiduciary capacity with another enterprise (including any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan), to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, U.S. Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. We are authorized under our By-Laws to carry directors’ and officers’ insurance protecting us, any director, officer or employee of ours or, against any expense, liability or loss, whether or not we have the power to indemnify the person under the DGCL. We may, to the extent authorized from time to time, indemnify any of our agents to the fullest extent permitted with respect to directors, officers and employees in our By-Laws.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and By-Laws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. By its terms, the indemnification provided for in our By-Laws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of our Certificate of Incorporation or By-Laws or otherwise. Any amendment, alteration or repeal of our By-Laws’ indemnification provisions is, by the terms of our By-Laws, prospective only and will not adversely affect the rights of any indemnity in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

On July 3, 2024, we entered into the Purchase Agreement with the Purchasers pursuant to which we agreed to sell in a private placement at an aggregate purchase price of approximately $2.3 million, (i) 666,100 shares (the “PIPE Shares”) of our common stock, par value $0.0001 per share, and (ii) the Purchaser Warrants to purchase up to 666,100 shares of tour Common Stock (and together with the PIPE Shares, the “PIPE Securities”). The combined purchase price for one Share and one Purchaser Warrant was $3.45.  The Placement Agent acted as placement agent in the offering. The closing of the offering occurred on July 8, 2024 (the “Closing Date”).

Each of the Purchaser Warrants shall be exercisable beginning six months after the Closing Date and have a term of exercise equal to five years from the date of issuance with an exercise price of $4.00 per share. The exercise price for the Purchaser Warrants is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Purchaser Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Purchaser Warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying Purchaser Warrants) to exercise the Purchaser Warrants without the payment of any cash.

In connection with the Purchase Agreement, the Company is required to file an initial registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock to be issued to the Purchasers and shares of common stock underlying the Purchaser Warrants within 30 calendar days of the Closing Date and to have the registration statement declared effective as soon as reasonably practicable thereafter, and in any event no later than 60 days following the Closing Date. The Company is subject to customary penalties and liquidated damages in the event it does not meet certain filing and effectiveness deadlines set forth in the Purchase Agreement, including a penalty paid in cash equal to 1% of the subscription amount paid with respect to the affected securities on the date such penalty is incurred and on each monthly anniversary of such date until cured. If the Company fails to pay any liquidated damages pursuant to the Purchase Agreement in full within seven days after the date payable, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the applicable Purchasers, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

In connection with the private placement, the Company entered into the Placement Agent with the Placement Agent pursuant to which the Placement Agent received a cash fee equal to 7% of the gross proceeds of the private placement. The Company also reimbursed the Placement Agent for certain reasonable and documented out-of-pocket legal, due diligence, travel and other transaction fees incurred, in an aggregate amount not to exceed $90,000. In addition, pursuant to the Placement Agent Agreement, the Company issued to the Placement Agent, the Placement Agent Warrants to purchase up to 19,983 shares of common stock. The Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the Closing Date at an exercise price of $4.30 per share. The Company also agreed to register the resale of the shares underlying the Placement Agent Warrants on this registration statement.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 1,672,183 shares of common stock and 661,000 Purchaser Warrants. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the person listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholder’s interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholders, the aggregate number of shares of common stock beneficially owned, the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 9,617,525 shares of common stock outstanding as of October 31, 2024.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Before the Offering		After the Offering
Name of Selling Securityholders	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
Doerfer Corporation 1801 E Bremer Ave Waverly,IA 50677	320,000	320,000	0	0%
Andrew Berger 1120 West Hill Dr Gates Mills, OH 44040	14,400	14,400	0	0%
SM Berger & Company Inc. 30100 Chagrin Blvd #111 Cleveland, OH 44124	14,400	14,400	0	0%
Terence Cryan 2 Hampshire Rd Bronxville, NY 10708	19,000	19,000	0	0%
EJL Living Trust (1) (2) 5605 Midwood Rd Bethesda, MD 20814	121,550	57,800	63,750	* %
Gregory Shrock 1015 Washington Ave, Apt 1G Brooklyn, NY 11225	288,600	288,600	0	0%

Laureen E. Blatt (3) 37 Bridle Path St. James, NY 11780	1,185,600	503,600	682,000	6.5%
Michael Paxton 1421 Huron Trail Plano, TX 75075	43,400	43,400	0	0%
Potomac Capital Partners V, LP (4) (5) 299 Park Avenue, 21st Floor New York, NY 10171	200,817	144,800	56,017	* %
Gerald Yanowitz (6) 30 Merrill Circle South Moraga, CA 94556	78,500	43,400	35,100	* %
Harold Zirkin Living Trust (7) (8) 5630 Wisconsin Avenue, #1703 Chevy Chase, MD 20815	377,800	202,800	175,000	1.7%
Wellington Shields & Co. LLC (9) 140 Broadway New York, New York 10005	9,991	9,991	0	0%
Howard Brous (10) c/o Wellington Shields & Co. LLC 140 Broadway New York, New York 10005	9,992	9,992	0	0%

*Less than 1%

(1)	E. John Lazerow is the trustee of the EJL Living Trust, and as a result, may be deemed to have sole voting and investment control of the shares held by the EJL Living Trust.

(2)	Includes 28,900 shares of common stock issuable upon exercise of warrants and 63,750 shares of common stock acquired prior to the private placement.

(3)	Includes 251,800 shares of common stock issuable upon exercise of warrants and 682,000 shares of common stock acquired prior to the private placement. The number of shares of common stock beneficially owned does not give effect to any beneficial ownership limitations of the Purchaser Warrants.

(4)	Paul J. Solit is the managing member of Potomac Capital Management V LLC, the general partner of Potomac Capital Partners V, LP, and as a result, may be deemed to have voting and investment control of the shares held by Potomac Capital Partners V, LP.

(5)	Includes 72,400 shares of common stock issuable upon exercise of warrants and 56,017 shares of common stock acquired prior to the private placement.

(6)	Includes 21,700 shares of common stock issuable upon exercise of warrants and 35,100 shares of common stock acquired prior to the private placement.

(7)	Harold Zirkin is the trustee of the Harold Zirkin Living Trust, and as a result, may be deemed to have sole voting and investment control of the shares held by the Harold Zirkin Living Trust.

(8)	Includes 101,400 shares of common stock issuable upon exercise of warrants and 175,000 shares of common stock acquired prior to the private placement.

(9)	Includes 9,991 shares of common stock issuable upon exercise of warrants.

(10)	Includes 9,992 shares of common stock issuable upon exercise of warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	mutual funds;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	pension plans;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons subject to alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes (e.g., gift and estate taxes) other than income taxes.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will first be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock disposed. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock, less any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, additional considerations may apply to the determination of a U.S. holder’s adjusted tax basis in its common stock.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who is not a U.S. Holder or any other person that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates),

•	a foreign corporation, or

•	an estate or trust that is not a U.S. holder.

The term “Non-U.S. Holder” generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below. If we are unable to determine, at a time reasonably close to the date of payment of a distribution on our common stock, what portion, if any, of the distribution will constitute a dividend, then we may withhold U.S. federal income tax on the basis of assuming that the full amount of the distribution will be a dividend. If we or another withholding agent apply over-withholding, a non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation for U.S. federal income tax purposes, or that we are likely to become one in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from any such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if our common stock is not treated as regularly traded on an established securities market.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. You should consult your own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges on which our common stock may then be listed or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock is quoted for trading under the symbol “TPCS” on The Nasdaq Capital Market.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

McGuireWoods LLP, Charlotte, North Carolina, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of TechPrecision Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference in reliance upon the report of Marcum LLP given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.techprecision.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on September 13, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on November 7, 2024;

•	our Current Reports on Form 8-K filed with the SEC on April 8, 2024 and April 9, 2024, June 3, 2024, July 10, 2024, July 22, 2024, August 27, 2024, September 10, 2024, September 23, 2024 and October 15, 2024 (and the Form 8-K/A amending this filing filed with the SEC on October 15, 2024); and

•	the description of our Common Stock contained in our registration statement on Form 10-SB/A, filed with the SEC on July 14, 2005, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Corporate Secretary, TechPrecision Corporation, 1 Bella Drive, Westminster, Massachusetts, 01473, or (978) 874-0591.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Up to 986,100 Shares of Common Stock
Warrants to Purchase Up to 666,100 Shares of Common Stock
Up to 666,100 Shares of Common Stock Underlying the Warrants
Up to 19,983 Shares of Common Stock Underlying the Placement Agent Warrants

PROSPECTUS

                 , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses that will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$856
Accounting fees and expenses	$35,000
Legal fees and expenses	$25,000
Miscellaneous fees and expenses	$-
Total expenses	$60,856

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

We also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

We have sold the securities described below within the past three years in transactions that were not registered under the Securities Act. On January 7, 2022, we filed a registration statement, which was declared effective on January 18, 2022, to register the resale of certain of the shares of our common stock by certain stockholders that acquired shares of our common stock in certain of these transactions that were not registered under the Securities Act.

On February 23, 2023, as previously disclosed, we effected a one-for-four reverse stock split of our common stock, which was effective for trading purposes as of the commencement of trading on February 24, 2023. All share and per-share amounts included in this Item 15 have been adjusted to reflect this reverse stock split.

PIPE Transactions

On August 25, 2021, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with a limited number of institutional and other accredited investors (the “PIPE Investors”), pursuant to which the PIPE investors committed to subscribe for and purchase 800,682 shares of the Company’s common stock (the “PIPE Shares”) at a purchase price of $4.40 per share. The PIPE Investors made representations and warranties in the PIPE Agreement as to their investment intent and status as accredited investors, among other things. The offer and sale of the PIPE Shares under the PIPE Agreement was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On July 3, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, we sold to the Purchasers identified on the signature pages to the Purchase Agreement (“Purchasers” or “Selling Securityholders”), in a private offering (the “Offering”), an aggregate of 666,100 shares of our common stock, each of which was coupled with a warrant to purchase one share of our common stock, at an aggregate offering price of $3.45 per share. Wellington Shields & Co. LLC acted as placement agent in the Offering. Each of the Purchaser Warrants shall be exercisable beginning six months after issuance and have a term of exercise equal to five years from the date of issuance. The exercise price for the Purchaser Warrants is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Purchaser Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Purchaser Warrants (the difference between the market price of the underlying shares of common stock and the exercise price of the underlying Purchaser Warrants) to exercise the Purchaser Warrants without the payment of any cash. The Purchase Agreement contains customary representations and warranties of the Company, customary conditions to closing and indemnification obligations of the Purchasers and the Company. Pursuant to the Purchase Agreement and separate lock-up agreements, the Company has agreed to certain restrictions on the issuance and sale of shares of the Company’s securities, and the Company’s directors and officers have agreed to certain restrictions on the sale of the Company’s securities, in each case, for a period of 90 days following July 8, 2024 (the “Closing Date”), subject to certain exceptions. In addition, the Company has agreed not to effect or enter into any Variable Rate Transactions (as defined in the Purchase Agreement) for a period of 180 days following the Closing Date.

Stadco Acquisition

On August 25, 2021, the Company completed the acquisition of Stadco (the “Stadco Acquisition”), pursuant to that certain stock purchase agreement (as amended, the “Stadco Purchase Agreement”) with Stadco New Acquisition, LLC, a wholly owned subsidiary of the Company (“Acquisition Sub”), Stadco, Stadco Acquisition, LLC (“Holdco”) and each stockholder of Holdco and pursuant to the Stadco Purchase Agreement, and upon the terms and subject to the conditions therein, the Company, through Acquisition Sub, acquired all of the issued and outstanding capital stock of Stadco from Holdco in exchange for the issuance of 166,666 shares of the Company’s common stock to Holdco (the “Consideration Shares”). The issuance of the Consideration Shares was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Under the terms of the Stadco Purchase Agreement, if after one year following the closing of the transactions contemplated under the Stadco Purchase Agreement, the Company’s stock price did not have an average closing price of at least $6.60 per share during the applicable measurement period, then the Company was required to (i) issue additional shares to Holdco that would have had an aggregate market value equal to the difference between the market value of the Consideration Shares and the value of the consideration if they had traded at $6.60 per share, (ii) pay such difference in cash or (iii) undertake any combination of the foregoing. In satisfaction of this obligation and a similar obligation under the Debt Conversion Agreements (as defined below), the Company issued an aggregate of 9,127 shares.

Five Crowns Transaction

In connection with the Stadco Acquisition, the Company reached an agreement with Five Crowns Credit Partners, LLC (“Five Crowns”), the holder of a substantial number of Stadco securities. On August 25, 2021, the Company and Five Crowns entered into that certain Stock and Warrant Purchase Agreement (the “Five Crowns Agreement”), dated effective as of August 24, 2021, whereby Five Crowns agreed to sell its Stadco securities to Acquisition Sub in exchange for the issuance by the Company of (i) 150,000 shares of the Company’s common stock (the “Five Crowns Shares”) and (ii) a warrant to purchase 25,000 shares of the Company’s common stock (the “Warrant”).

The Five Crowns Agreement contains customary representations and warranties, including representations from Five Crowns regarding its status as an “accredited investor,” its investment purpose. Upon closing of the Five Crowns Agreement, the Company issued the Five Crowns Shares and the Warrant. The Warrant entitles the holder to purchase 25,000 shares of the Company’s common stock at an exercise price of $5.72 per share. The Warrant is immediately exercisable by the holder, in whole or in part, at any time, and from time to time, subject to the terms and conditions of the Warrant, until the third anniversary of the date of issuance. The Company issued the Five Crowns Shares and the Warrant pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Debt Conversion Agreements

In connection with the Stadco Acquisition, the Company reached an agreement with the holders of certain other non-bank indebtedness of Stadco (the “Lenders”). In this connection, on August 25, 2021, the Company, Stadco and each Lender entered into a Debt Conversion Agreement (each, a “Debt Conversion Agreement”) under which such Lender agreed to forgive an aggregate of the indebtedness owed to it by Stadco in exchange for the Company issuing to it shares of the Company’s common stock. Under the Debt Conversion Agreements, the Lenders agreed to forgive an aggregate of $329,000 in principal amount of indebtedness in exchange for the issuance of an aggregate of 49,849 shares of the Company’s common stock (the “Debt Conversion Shares”).

Under the terms of each Debt Conversion Agreement, if after one year following the closing of the transactions contemplated under such Debt Conversion Agreement, the Company’s stock price did not have an average closing price of at least $6.60 per share during the applicable measurement period, then the Company was required to (i) issue additional shares to the Lender party thereto that would have had an aggregate market value equal to the difference between the market value of the Debt Conversion Shares and the value of the Debt Conversion Shares if they had traded at $6.60 per share, (ii) pay such difference in cash or (iii) undertake any combination of the foregoing. In satisfaction of this obligation and a similar obligation under the Stadco Purchase Agreement, the Company issued an aggregate of 9,127 shares.

Each Debt Conversion Agreement contains customary representations and warranties from each Lender regarding its status as an “accredited investor” and its investment purpose. The Debt Conversion Agreements closed concurrently with the closing of the Stadco Acquisition. The issuance of the Debt Conversion Shares and any such additional shares of common stock were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and financial Statement Schedules

Exhibit No.	Description
2.1	Stock Purchase Agreement among TechPrecision Corporation, Stadco New Acquisition, LLC, Stadco, Stadco Acquisition, LLC, and the stockholders of Stadco, dated as of October 16, 2020, (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on October 20, 2020).
2.2	Amendment to Stock Purchase Agreement, dated as of December 15, 2020, between TechPrecision Corporation, Stadco New Acquisition, LLC, Stadco, Stadco Acquisition, LLC and Douglas A. Paletz (incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 3, 2021).
2.3	Third Amendment to Stock Purchase Agreement, dated as of July 20, 2021, among TechPrecision Corporation, Stadco New Acquisition, LLC, Stadco, Stadco Acquisition, LLC and Douglas A. Paletz, as stockholders’ representative (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 26, 2021).
2.4*	Stock Purchase Agreement, dated November 22, 2023 by and between TechPrecision Corporation and Doerfer Corporation (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on November 29, 2023)
3.1	Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to our registration statement on Form SB-2, filed with the SEC on August 28, 2006).
3.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 23, 2023).
3.3	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 3, 2014).
3.4	Certificate of Designation for Series A Convertible Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 3, 2006).

3.5	Certificate of Amendment to Certificate of Designation for Series A Convertible Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.5 to our Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2009).
4.1	Form of Purchaser Warrant (incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on July 10, 2024).
4.2	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on July 10, 2024).
5.1	Opinion of McGuireWoods LLP
10.1†	Non-Qualified Stock Option Award Agreement, dated as of December 27, 2016, from TechPrecision Corporation to Alexander Shen (incorporated herein by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on December 28, 2016).
10.2†	TechPrecision Corporation 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed with the SEC on February 14, 2017).
10.3†	First Amendment to TechPrecision Corporation 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 15, 2022).
10.4†	2006 Long-term Incentive Plan, as restated effective November 22, 2010 (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed with the SEC on February 14, 2011).
10.5†	Form of Option Award Agreement for Directors (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 17, 2013).
10.6†	Form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 20, 2014).
10.7†	Form of Restricted Stock Award (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 10, 2018).
10.8†	Employment Agreement, dated November 14, 2014, between TechPrecision Corporation and Alexander Shen (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 20, 2014).
10.9†	Employment Agreement, dated March 31, 2016, between TechPrecision Corporation and Thomas Sammons (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on April 6, 2016).
10.10	Amended and Restated Loan Agreement, dated as of August 25, 2021 among Ranor, Inc. Stadco New Acquisition, LLC, Westminster Credit Holdings, LLC, STADCO and Berkshire Bank (incorporated herein by reference to Exhibit 10.11 to our Current Report on Form 8-K, filed with the SEC on August 30, 2021).
10.11	First Amendment to Amended and Restated Loan Agreement and First Amendment to Promissory Note, dated as of December 17, 2021, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 20, 2021).
10.12	Second Amendment to Amended and Restated Loan Agreement and Second Amendment to Promissory Note, dated as of March 18, 2022, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC March 21, 2022.)
10.13	Third Amendment to Amended and Restated Loan Agreement and Third Amendment to Promissory Note, dated as of June 16, 2022, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on June 23, 2022).
10.14*	Fourth Amendment to Amended and Restated Loan Agreement and Fourth Amendment to Promissory Note, dated as of September 15, 2022, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 19, 2022).

10.15*	Fifth Amendment to Amended and Restated Loan Agreement, Fifth Amendment to Promissory Note, and First Amendment to Second Amended and Restated Promissory Note, effective as of December 20, 2022, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 30, 2022).
10.16*	Sixth Amendment to Amended and Restated Loan Agreement and Second Amendment to Second Amended and Restated Promissory Note, effective as of December 20, 2023, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 5, 2024).
10.17	Seventh Amendment to Amended and Restated Loan Agreement and Third Amendment to Second Amended and Restated Promissory Note, effective as of March 20, 2024, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 9, 2024).
10.18*	Fifth Amendment to Amended and Restated Loan Agreement, Fifth Amendment to Promissory Note, and First Amendment to Second Amended and Restated Promissory Note, effective as of December 20, 2022, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 30, 2022).
10.19	Amended and Restated Loan Purchase and Sales Agreement, dated as of April 23, 2021, between Stadco New Acquisition, LLC and Sunflower Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 29, 2021).
10.20	Amendment to Amended and Restated Loan Purchase and Sale Agreement, dated as of June 28, 2021, between Stadco New Acquisition, LLC, Stadco, Stadco Acquisition LLC and Stadco Mexico, Inc. and Sunflower Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2021).
10.21	Amended and Restated Standard Industrial/Commercial Single-Tenant Lease – Net, dated July 1, 2010, between the Landlord and Stadco (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.22*	Amendment to the Amended and Restated Standard Industrial/Commercial Single-Tenant Lease – Net, effective as of August 24, 2021, between the Stadco and the Landord. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.23*	Stock and Warrant Purchase Agreement, dated effective as of August 24, 2021, among TechPrecision Corporation, Stadco New Acquisition, LLC and Five Crowns Credit Partners, LLC (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.24	Warrant, issued as of August 25, 2021, by TechPrecision Corporation to Five Crowns Capital, LLC. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.25	Debt Conversion Agreement, dated as of August 25, 2021, among TechPrecision Corporation, Stadco and Douglas A. Paletz (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.26	Debt Conversion Agreement, dated as of August 25, 2021, among TechPrecision Corporation, Stadco and Babak Parsi (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.27	Debt Conversion Agreement, dated as of August 25, 2021, among TechPrecision Corporation, Stadco and Vanguard Electronic Company (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.28	Form of PIPE Agreement (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).
10.29	Amended and Restated Loan Agreement, dated as of August 25, 2021, among Ranor, Inc., Stadco New Acquisition, LLC, Westminster Credit Holdings, LLC, Stadco and Berkshire Bank (incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K filed with the SEC on August 30, 2021).

10.30#	Payment Agreement between Stadco and LADWP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 3, 2023).
10.31*	Sixth Amendment to Amended and Restated Loan Agreement and Second Amendment to Second Amended and Restated Promissory Note, effective as of December 20, 2023, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 5, 2024).
10.32	Seventh Amendment to Amended and Restated Loan Agreement and Third Amendment to Second Amended and Restated Promissory Note, effective as of March 20, 2024, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 9, 2024).
10.33	Eighth Amendment to Amended and Restated Loan Agreement and Fourth Amendment to Second Amended and Restated Promissory Note, effective as of May 24, 2024, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 3, 2024).
10.34	Form of Securities Purchase Agreement by and among the Company and the purchasers signatory thereto dated July 3, 2024 (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 10, 2024).
10.35	Form of Placement Agent Agreement between the Company and Wellington Shields & Co. LLC dated July 3, 2024 (incorporated herein by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 10, 2024).
10.36†	Employment Agreement, dated July 17, 2023, between TechPrecision Corporation and Barbara M. Lilley (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 21, 2023).
10.37†	Employment Agreement, dated September 19, 2024, between TechPrecision Corporation and Richard D. Roomberg (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 23, 2024).
10.38	Ninth Amendment to Amended and Restated Loan Agreement and Fifth Amendment to Second Amended and Restated Promissory Note, effective as of May 24, 2024, by and among Ranor, Inc., Stadco New Acquisition, LLC, Stadco, Westminster Credit Holdings, LLC and Berkshire Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 10, 2024).
19.1	Insider Trading Policy (incorporated herein by reference to Exhibit 19.1 to our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on September 13, 2024).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on September 13, 2024).
23.1	Consent of Marcum LLP.
23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to our Registration Statement on Form S-1 (File No. 333-279091), filed with the SEC on May 3, 2024).
97.1	Clawback Policy (incorporated by reference to Exhibit 97.1 to our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on September 13, 2024).
107	Registration Fee Table.

†	Management contract or compensatory arrangement or plan.
*	Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments have been omitted. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request.
#	Certain portions of this Exhibit were redacted pursuant to Item 601(a)(6) of Regulation S-K and marked by means of brackets and asterisks (“[****]”).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement,

B.            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westminster, Massachusetts, on November 8, 2024.

TechPrecision Corporation

By:	/s/ Richard D. Roomberg
Name:	Richard D. Roomberg
Title:	Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Alexander Shen	Chief Executive Officer (Principal Executive Officer) and Director	November 8, 2024
Alexander Shen

/s/ Richard D. Roomberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8, 2024
Richard D. Roomberg

*	Chairman of the Board	November 8, 2024
Richard S. McGowan

*	Director	November 8, 2024
Robert Crisafulli

*By:	/s/ Alexander Shen
Attorney-in-fact